Directed Electronics Reports 12% Second Quarter 2007 Sales Increase
Second Quarter Security and Entertainment Gross Sales Increased 64%
Second Quarter Satellite Radio Gross Sales Decreased 31%
Second Quarter Gross Margin Improved to 32.7% from 26.6% in the Comparable Period Last Year
VISTA, California (August 9, 2007) — Directed Electronics, Inc. (NASDAQ: DEIX) announced today financial results for the second quarter and six months ended June 30, 2007.
Second Quarter Results
Net sales in the second quarter of 2007 were $86.7 million, an increase of 12% over the prior year second quarter net sales of $77.7 million. Gross sales of security and entertainment products in the second quarter 2007 were $62.4 million, an increase of 64% over $38.0 million in the prior year second quarter. Polk Audio represented $24.3 million of gross security and entertainment sales in the second quarter. Gross sales of satellite radio products decreased 31% to $28.3 million in the second quarter 2007, compared with $41.3 million in the second quarter 2006. Mobile audio (without Polk’s contribution) and mobile video both experienced double digit declines reflecting continued market softness.
“In terms of our sales, for the second quarter 2007, our higher margin security and entertainment products increased 64% primarily due to an increase in our home audio business and constituted approximately 69% of our overall sales compared with 48% in 2006,” commented James E. Minarik, Directed’s President and Chief Executive Officer. “This shift to a greater percentage of sales in our higher margin businesses resulted in our gross margin increasing to 32.7% from 26.6% last year.”
“Consumer demand for audio-based entertainment, such as home theater systems and portable music devices, continues to drive purchases of our high-quality, Polk and Definitive Technology branded speaker systems. As a result, our overall sales increase was driven principally by greater than 20% growth in our home audio business, compared against prior year as if we acquired Polk on January 1, 2006. Our strength in home audio was partially offset by a 31% decrease in our satellite radio sales due principally to greater-than-anticipated sales of our lower priced satellite radio sales, due principally to our retailers working through their remaining overstocks from the end of 2006, and fewer new retail satellite radio subscriber additions than anticipated in our original plan. We continue, however, to be the leading provider of retail satellite radio receivers with a 59% market share in the second quarter. We also represented approximately 94% of SIRIUS’s aftermarket hardware sales in the second quarter.”
“In the second quarter, we also experienced lower-than-expected sales in our security and convenience business which we believe is principally attributable to general softness in the consumer electronics retail environment and more specifically double digit sales declines at one of our major customers who is going through a well publicized transformation process. While we are disappointed with our second quarter results in this category, we continue to have confidence in the long-term growth potential of the security and remote start market based both on what we hear regularly from retail partners and the results of a research study conducted for us earlier this year by a leading consulting firm.”
“This study confirmed our leadership position in this profitable market, estimating our market share at approximately 45% and citing Viper as the leading brand among retailers and consumers. Additionally, the study suggests ample runway in this product category as consumer awareness and market penetration of security and remote start products remain low, while existing owners of our products report extremely high satisfaction rates and a strong inclination to repurchase. Consequently, while we are intensely focused on controlling expenses given the decline in our satellite radio sales, we are also making strategic long-term investments by testing new advertising campaigns, developing innovative merchandising displays for retailers, and investing in new product development in the security and convenience category.”
“From an earnings perspective, as we stated in our last two conference calls, we anticipated our net income in the second quarter to be approximately one-half of our earnings in the comparable period in 2006, or roughly $0.06 as compared with $0.12. We anticipated this earnings decline principally due to lower expected sales of satellite radio as well as the impact of our acquisitions in Canada as their sales consist of remote start products which are seasonal and therefore dilutive in the warm weather quarters but accretive on an annual basis. Both of these assumptions turned out to be accurate, but in addition we also experienced modestly lower than expected sales in our security and convenience category as well, and as a result our EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter was down approximately 2% to 9.6 million. However, we also experienced a few unforeseen events which effectively reduced our net income to nearly flat, or $11,000, including an increase in our accounts receivable reserves which we believe is prudent based on current general economic softness, and additional interest expense due to larger working capital, and a significantly higher effective tax rate in the quarter than our annual rate”, concluded Mr. Minarik.
Year-to-Date Results
Net sales for the first six months 2007 were $164.7 million, an increase of 8.3% over the first six months 2006 net sales of $152.0 million. Gross sales of security and entertainment products for the first six months 2007 were $127.1 million, an increase of 64.6% compared with $77.2 million in the comparable period of the prior year. Gross sales of satellite radio products were $43.8 million, a decrease of 43.5% compared with $77.5 million in the first six months 2006.
Pro forma net income for the first six months 2007 was $1.3 million, or $0.05 per diluted share, compared with pro forma net income available to common shareholders of $6.6 million, or $0.26 per diluted share, in the prior year period. GAAP net loss for the first six months 2007 was $2.8 million, or $0.11 per diluted share, which includes $5.1 million of expense related to the previously disclosed Omega lawsuit. GAAP net income for the first six months 2006 was $7.1 million, or $0.27 per diluted share, which included $0.4 million of one-time income tax benefit related to the revaluation of deferred tax assets and liabilities.

Gross Profit and Operating Margins
For the first six months 2007, gross profit increased 38.2% to $60.0 million, compared with $43.4 million in the prior year period. The gross margin improvement was due to increased sales of higher margin Polk Audio and Definitive Technology products combined with reduced sales of lower margin satellite radio receivers.
For the second quarter 2007, EBITDA (earnings before interest, taxes, depreciation and amortization) was down slightly from $9.8 million to $9.6 million. For the first six months 2007, pro forma EBITDA increased 3.2% to $21.0 million, from $20.4 million in the prior year period.
Balance Sheet and Cash Flows
The Company had $13.1 million in cash as of June 30, 2007, and generated $31.1 million of operating cash flow in the first half of 2007, compared with $14.4 million for the first half of 2006. The Company’s working capital as of June 30, 2007, was $138.8 million, compared with $144.5 million as of March 31, 2007. The Company had total debt of $327.7 million as of June 30, 2007, which included $24.0 million drawn on the company’s revolving loan, primarily funding for the Trilogix acquisition and Omega litigation.
Outlook for 2007
For the full year of 2007, the Company is revising net sales estimates and now expects net sales to be between $415 and $440 million. Further, the Company expects that it will achieve gross sales growth in security and entertainment products in the range of 35% to 40%. The Company expects security and convenience to generate revenue growth in the high single digits compared with last year, mobile audio (with Polk Audio) is expected to increase 25% compared with the same period last year, home audio is expected to double compared with the same period last year, and the Company’s smallest category as a percent of revenue, mobile video, is expected to decrease 40% compared with the same period last year. As disclosed on July 10, the Company expects sales of satellite radio products to decline by approximately 35% to 40% for the full year of 2007 compared to 2006.
The Company expects gross margins to continue to improve compared with last year, and overall pro forma EBITDA for 2007 is expected to be between $66 and $72 million compared with $69 million in 2006. For the latter half of 2007, the Company expects its higher margin security and entertainment sales to be approximately 70% of sales compared with 52% in 2006, which the Company believes will continue to result in higher gross profit margins for the latter half of 2007.
“For the latter half of 2007, we have refocused our efforts on implementing a number of cost improvement initiatives, as well as effectively managing our working capital,” stated Mr. Ron Dutt Chief Financial Officer. “With 2007 EBITDA expected to be more than 2 1/2 times expected interest expense, we will continue to use cash flow to invest in product innovation and strategic marketing improvements as well as meet other working capital needs of the business.”
For the full year 2007, the Company now expects net earnings per diluted share to be in the range of $0.72 to $0.82. This guidance includes $0.02 of non-cash stock-based compensation expense.

The tax rate for the second quarter was unusually high, reflecting the impact of several discrete items on pre-tax income that was only about $500,000. The primary discrete items included one related to the settlement of Restricted Stock Units and one for revaluation of state deferred taxes related to recent state law changes.
When this tax deduction “shortfall” in the second quarter is added to our normal tax rate of 38.7%, the rate reached 100%. Our full year effective tax rate, including the discrete items, is projected at 40%.
Conference Call and Webcast
Directed Electronics will host a conference call and webcast to discuss its financial results today at 5:00 p.m. Eastern Time. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the company’s website at www.directed.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available until midnight, August 23, 2007. The Company’s financial results are also available online at www.directed.com.
To participate in the conference call, investors should dial 800-817-4887 ten minutes prior to the call. International callers should dial 913-981-4913. A telephone replay of the call will be available through 11:59 p.m. Eastern Time on August 23, 2007 by calling (888) 203-1112 (passcode: 4650823). International callers should dial (719) 457-0820 and use the same passcode.
About Directed Electronics
Headquartered in Vista, California, Directed Electronics (NASDAQ: DEIX) is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio(R) and Definitive Technology(R) premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper(R), Clifford(R), Python(R), Astroflex(R) and Autostart(R). Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO(R), Orion(R), Precision Power(R), Directed Audio(R), Xtreme(R) Directed Video(R), Directed Mobile Media(R) and Automate(R) brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at www.directed.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected sales, expected earnings per share, expected EBITDA, and expected net income. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, challenge of the company’s pricing and promotional practices, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, disruption in imports, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, remediation of any internal control deficiencies and identified material weaknesses in internal control over financial reporting, risks with international operations, claims related to intellectual property, ability to service debt obligations, disruption in distribution centers, decline in consumer spending, outcome of existing litigation, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006. Directed disclaims any intent or obligation to update these forward-looking statements.
Contacts:
Ron Dutt, Chief Financial Officer of Directed Electronics, Inc.,
760-598-6200;
Or
John Mills
Integrated Corporate Relations, 1-310-954-1100.

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited and in thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	6/30/2007	6/30/2006
Net product sales	$85,634	$76,895
Royalty and other revenue	1,096	783

Net sales	86,730	77,678
Cost of sales	58,351	57,004

Gross profit	28,379	20,674
Operating expenses:
Selling, general and administrative	21,568	12,344
Provision for litigation	(420)	—

Total operating expenses	21,148	12,344

Income from operations	7,231	8,330
Other income (expense):
Interest expense, net	(6,734)	(3,291)

Income before provision for income taxes	497	5,039
Provision for income taxes	486	1,965

Net income	$11	$3,074

Net income per common share:
Basic	$0.00	$0.12
Diluted	$0.00	$0.12
Weighted average number of shares:
Basic	25,928	25,748
Diluted	25,931	25,749
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income to EBITDA (Note 1)
(unaudited and in thousands)

	GAAP
	Quarter	Quarter
	Ended	Ended
	6/30/2007	6/30/2006
Net income	$11	$3,074
Adjustments:
Interest expense, net	6,734	3,291
Depreciation	621	431
Amortization	1,729	1,038
Taxes	486	1,965

EBITDA (Note 1)	$9,581	$9,799

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other compani es and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited and in thousands)

	Quarter	Quarter
	Ended	Ended
	6/30/2007	6/30/2006
Gross Security and Entertainment Sales	$62,353	$37,968
Gross Satellite Radio Sales	28,349	41,253
Rebates and Discounts	(5,068)	(2,326)

Net Product Sales	85,634	76,895
Royalties and Other Revenue	1,096	783

Net Sales	$86,730	$77,678

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net product sales	$162,468	$150,161	$162,468	$150,161
Royalty and other revenue	2,195	1,818	2,195	1,818

Net Sales	164,663	151,979	164,663	$151,979
Cost of sales	104,650	108,547	103,708	108,547

Gross profit	60,013	43,432	60,955	43,432
Operating expenses:
Selling, general and administrative	44,999	25,990	44,999	25,990
Provision for litigation	5,074	—	(420)	—

Total operating expenses	50,073	25,990	44,579	25,990

Income from operations	9,940	17,442	16,376	17,442
Other income (expense):
Interest expense, net	(13,693)	(6,566)	(13,693)	(6,566)

Income (loss) before provision for (benefit from) income taxes	(3,753)	10,876	2,683	10,876
Provision for (benefit from) income taxes	(996)	3,805	1,428	4,237

Net income (loss)	(2,757)	7,071	1,255	6,639
Net income (loss) per common share:
Basic	$(0.11)	$0.27	$0.05	$0.26
Diluted	$(0.11)	$0.27	$0.05	$0.26
Weighted average number of shares:
Basic	25,942	25,750	25,942	25,750
Diluted	25,942	25,751	25,942	25,751
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	YTD	YTD
	6/30/2007	6/30/2006
GAAP net income (loss)	$(2,757)	$7,071
Adjustments:
Gross profit reduction from purchase accounting	942	—
Patent litigation costs	5,494	—
Tax effects of adjustments	(2,424)
Revaluation of deferred tax assets and liabilities	—	(432)

Pro forma net income	1,255	6,639

GAAP net income (loss) per common share, diluted	$(0.11)	$0.27
Pro forma net income per common share, diluted	$0.05	$0.26
Diluted weighted average number of shares (GAAP and pro forma)	25,942	25,751

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income (Loss) to Pro Forma EBITDA (Note 1)
(unaudited, in thousands)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net income (loss)	$(2,757)	$7,071	$1,255	$6,639
Adjustments:
Interest expense, net	13,693	6,566	13,693	6,566
Depreciation	1,253	886	1,253	886
Amortization	3,413	2,052	3,413	2,052
Taxes	(996)	3,805	1,428	4,237

EBITDA (Note 1)	$14,606	$20,380	$21,042	$20,380

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.
DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	YTD	YTD
	6/30/2007	6/30/2006
Gross Security and Entertainment Sales	$127,085	$77,202
Gross Satellite Radio Sales	43,780	77,530
Rebates and Discounts	(8,397)	(4,571)

Net Product Sales	162,468	150,161
Royalties and Other Revenue	2,195	1,818

Net Sales	$164,663	$151,979

DIRECTED ELECTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$13,069	$9,861
Accounts receivable, net	70,286	157,013
Inventories	60,675	122,697
Other receivables	10,805	1,942
Other current assets	33,552	29,813

Total current assets	188,387	321,326
Property and equipment, net	6,988	7,068
Goodwill and intangible assets, net	350,357	342,729
Other assets	8,384	7,584

	$554,116	$678,707

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$24,641	$116,690
Accrued expenses	21,923	40,630
Current portion of notes payable	3,068	3,068

Total current liabilities	49,632	160,388
Revolving loan	24,000	37,000
Senior notes, less current portion	300,625	302,159
Deferred tax liability	53,473	53,473
Other liabilities	2,730	1,296

Total liabilities	430,460	554,316
Shareholders’ equity	123,656	124,391

	$554,116	$678,707